Exhibit 99.1

SouthWest Water Company Provides Update on Corporate Developments

Bank Syndicate Grants Extension for Reporting Financials: Company Receives Nasdaq Notice Letter

LOS ANGELES--(BUSINESS WIRE)--November 19, 2008--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today said that it has received an extension from the syndicate of lenders for its credit facility with regard to reporting financial results for the 2008 third quarter, and as a result, continues to have full access to the $150 million credit facility for general corporate purposes. On November 10, 2008, the company announced that it would delay the filing of its Form 10-Q for the quarter ended September 30, 2008 to review prior period financial statements after management discovered errors.

SouthWest Water also announced today that on November 13, 2008, it received a Nasdaq Staff Deficiency Letter informing the company that it is subject to delisting based upon the company’s failure to comply with Nasdaq Marketplace Rule 4310(c)(14), which requires the timely filing of all reports and other documents filed or required to be filed with the SEC. Nasdaq rules permit the company 60 calendar days to submit a plan to regain compliance. Following a review of this plan, Nasdaq Staff can grant the company an exception, up to 180 calendar days from the due date of the Periodic Report, or until May 11, 2009, to regain compliance. The company intends to submit a plan to regain compliance in a timely fashion.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2007 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Communications, 213-929-1846
www.swwc.com